VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") dated as of November 1, 2000, by and among CENDANT CORPORATION, a Delaware corporation ("Cendant"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively the "Stockholders").

                            W I T N E S S E T H:

        WHEREAS, simultaneously with the execution of this Agreement, Cendant, Grand Slam Acquisition Corp., a Delaware corporation and a subsidiary of Cendant ("Merger Sub"), and Fairfield Communities, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;

        WHEREAS, Each Stockholder is the record and/or beneficial owner of, and has the sole right to vote and dispose of that number of shares of the Company's common stock, par value $.01 per share ("Company Common Stock"), listed opposite such Stockholder's name on Schedule A hereto; and

        WHEREAS, as an inducement and a condition to its entering into and delivering the Merger Agreement and incurring the obligations set forth therein, including the Merger, Cendant has required that Stockholders enter into this Agreement;

        NOW THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto, intending to be legally bound hereby, agree as follows:

                                 ARTICLE I
                            CERTAIN DEFINITIONS

        Section 1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

        Section 1.2. Other Definitions. For the purposes of this Agreement:

        "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholders, "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

        "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Person with whom such Person would constitute a "group" within the meaning of
Section 13(d) of the Exchange Act and the rules promulgated thereunder.

        "Company Common Stock" shall include all shares or other voting securities into which shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the shares of Company Common Stock and entitled to vote in respect of the matters contemplated by Article II of this Agreement.

        "Owned Shares" means the shares of Company Common Stock owned by a Stockholder on the date hereof as shown on Schedule A hereto, together with any other shares of Company Common Stock or any other securities of the Company hereafter acquired by such stockholder entitled to vote for or against the Merger.

        "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, unincorporated organization or other entity, including any governmental entity.

        "Representative" means, with respect to any particular Person, any officer, director, employee, agent, consultant, advisor or other representative of such Person (including legal counsel, accountants, and financial advisors).

        "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

                                 ARTICLE II
                                   VOTING

        Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that until this Agreement is terminated pursuant to Section 5.1, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholders shall vote, or cause to be voted (including by written consent, if applicable) all of its Owned Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, the approval and adoption of the Merger and the terms thereof, the approval of each of the other actions contemplated by the Merger Agreement and this Agreement and any other actions that could be required in furtherance thereof and hereof, and
(ii) against any proposals presented for a vote to prevent or thwart the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, unless such meetings or consents do not involve any such matter. Each Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2.1.

                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

        Section 3.1 Representations and Warranties of Stockholders.

        Each Stockholder, severally and not jointly, represents and warrants to Cendant that the following statements are as of the date of this Agreement, and will be, as of the date of the Company Stockholders Meeting, true and correct:

               (a) Such Stockholder has all necessary power and authority to enter into, execute and deliver this Agreement and to perform all of his obligations hereunder.

               (b) This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by Cendant against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (c) As of the date of this Agreement, such Stockholder is the record and/or beneficial owner of the Owned Shares which, as of the date hereof, are set forth on the signature page hereto, and except as provided in this Agreement or by applicable law, has full and unrestricted power to dispose of and vote all the Owned Shares. Such Stockholder has good and marketable title thereto. The Owned Shares constitute all of the capital stock of the Company that is owned of record or Beneficially Owned by the Stockholder and which the Stockholder is permitted to subject to this Agreement as of this date.

               (d) None of the execution and delivery of this Agreement by such Stockholders, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets (including the Owned Shares) may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation existing as of the date of this Agreement applicable to such Stockholder or any of its respective properties or assets.

               (e) No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission solely as a result of entering into this Agreement based upon arrangements made by or on behalf of any Stockholder.

               (f) Such Stockholder understands and acknowledges that Cendant is entering into the Merger Agreement and is incurring the obligations set forth therein, in reliance upon Stockholders' execution and delivery of this Agreement.

        Section 3.2 Representations and Warranties of Cendant.

        Cendant represents and warrants to Stockholders that the following statements are as of the date of this Agreement, and will be, as of the date of the Company Stockholders Meeting true and correct:

               (a) Cendant is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

               (b) Cendant has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Cendant and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Cendant and no other corporate proceedings on the part of Cendant or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

               (c) This Agreement has been duly and validly executed and delivered by Cendant and constitutes a legal, valid and binding agreement of Cendant enforceable against Cendant in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) None of the execution and delivery of this Agreement by Cendant, the consummation by Cendant of the transactions contemplated hereby or compliance by Cendant with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Cendant is a party or by which Cendant or any of its properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Cendant or any of its properties or assets.

                                 ARTICLE IV
                         COVENANTS OF STOCKHOLDERS

        Section 4.1 General. Each Stockholder, severally and not jointly, covenants and agrees with Cendant that, during the period commencing the date hereof and ending on the date this Agreement is terminated under
Article V hereof, such Stockholder will comply with the provisions of
Section 4.3 of the Merger Agreement to the extent applicable to such Stockholder in his capacity as a stockholder of the Company.

               (a) Except as provided in this Agreement or the Merger Agreement such Stockholder shall not, directly or indirectly: (i) Transfer to any Person any or all Owned Shares except in open market transactions conducted through an exchange; or (ii) other than to cause a nominee to vote the shares in accordance with Section 2.1, grant any proxies or powers of attorney, rights or privileges (whether by law, preemptive or contractual), with respect to Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to Owned Shares. Notwithstanding anything to the contrary provided in this Agreement, each Stockholder shall have the right to Transfer Owned Shares to (i) any Family Member (as defined below), (ii) the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of Stockholder and/or one or more Family Members, (iii) a foundation created or established by Stockholder, (iv) a charitable remainder trust for the benefit of Stockholder and/or one or more Family Members and/or designated charities, (v) a partnership of which Stockholder or a Family Member owns all of the partnership interests, (vi) the executor, administrator personal representative of the estate of Stockholder, or (vii) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; provided, that in the case of any Transfer described in this sentence, the transferee shall execute an agreement to be bound by the terms of this Agreement. "Family Member" shall mean (i) a Stockholder's spouse, (ii) any other natural person who is a lineal descendant of a Stockholder or a Stockholder's spouse or is related to a Stockholder or a Stockholder's spouse within the second degree and
(iii) any other natural person who resides with a Stockholder.

               (b) Such Stockholder will promptly notify Cendant in writing upon any representation or warranty of such Stockholder contained in this Agreement becoming untrue or incorrect in any respect during the term of this Agreement and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such term (irrespective of any language which suggests that it is only being given as at a particular date).

        Section 4.2 Amendment to this Agreement. In the event that the Company and Cendant enter into an amendment to the Merger Agreement that does not alter or modify the economic terms or form of consideration, Stockholders covenant and agree with Cendant to enter into an amendment to this Agreement in accordance with Section 6.8 that shall reflect, to the extent appropriate, the terms of such amended Merger Agreement.

                                 ARTICLE V
                                TERMINATION

        Section 5.1 Termination. This Agreement shall be terminated upon the earlier of (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof (other than a termination in connection with which Cendant is or may be entitled to the payment specified in Section 5.8 thereof) and (iii) the Average Trading Price being less than $6.00 per share.

        Section 5.2 Effect of Termination. Upon termination of this Agreement, the covenants, representations, warranties, agreements and obligations of all the parties shall terminate and become void without further action by any party except for the provisions of this Section 5.2 and Article VI, which shall survive such termination.

                                 ARTICLE VI
                                  GENERAL

        Section 6.1 Notices. All notices , requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally,
(b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; provided, that any notice received by telecopy or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph, provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All notices hereunder shall be delivered to the parties as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        if to Stockholders:

        at the address set forth on Schedule A for such Stockholder;

        with a copy to (which shall not constitute notice):

        Jones, Day, Reavis & Pogue
        2727 North Harwood
        Dallas, Texas 75201
        Attention:    Mark V. Minton
        Facsimile No.        (214) 969-5100;

        if to Cendant:

        Cendant Corporation
        Six Sylvan Way
        Parsippany, NJ  07054
        Attention:  General Counsel
        Facsimile No.:        (973) 496-5335

        with a copy to (which shall not constitute notice):

        Skadden, Arps, Slate, Meagher & Flom, LLP
        Four Times Square
        New York, New York 10036-6522
        Attention:  David Fox
        Facsimile No.:        (212) 735-2000

        Section 6.2 No Third Party Beneficiaries. This Agreement is not intended to confer third-party beneficiary rights upon any Person.

        Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed fully within such State, without giving effect to the principles of conflicts or choice of law thereof or any other jurisdiction.

        Section 6.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason under any present or future law, public policy or order, (i) such provision will be fully severable and (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out to the maximum extent possible, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

        Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto and any attempt to do so will be void.

        Section 6.6 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators, executors and legal or personal representatives.

        Section 6.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except for the Merger Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented and attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also to refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

        Section 6.8 Amendments. This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement.

        Section 6.9 Fees and Expenses. Except as expressly provided in this Agreement, each of the parties shall be responsible for his or its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

        Section 6.10 Schedules. Schedule A and Schedule B hereto shall for all purposes form an integral part of this Agreement.

        Section 6.11 Entire Agreement. This Agreement, including the Schedule hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and warranties, and discussions, whether oral or written, among the parties hereto, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

        Section 6.12 Time of Essence. Time shall be of the essence in this Agreement.

        Section 6.13 Remedies Cumulative. Except as otherwise herein provided, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

        Section 6.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 6.15 Execution. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

        Section 6.16 Jurisdiction. Each of the parties hereto irrevocably agrees that any action, suit, claim or other legal proceeding with respect to this Agreement or in respect of the transactions contemplated hereby brought by any other party hereto or its successors or assigns shall be brought and determined in any state or federal court located in the State of Delaware or any appeals courts thereof (the "Delaware Courts"), and each of the parties hereto irrevocably submits with regard to any such proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any Delaware Court or from any legal process commenced in any Delaware Court (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that
(i) the proceeding in any Delaware Court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by a Delaware Court. Notwithstanding the foregoing, each of the parties hereto agrees that the other party shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.


        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.


                                    CENDANT CORPORATION


                                    By: /s/ James E. Buckman
                                       ------------------------------------


                                    RALPH P. MULLER


                                    By:  /s/ Ralph P. Muller
                                         ----------------------------------
                                         Ralph P. Muller


                                    R&A PARTNERSHIP LTD.
                                    BY: RPM INVESTMENTS, INC., ITS GEN-
                                    ERAL PARTNER


                                    By: /s/ Ralph P. Muller
                                       -----------------------------------


                                    GM JOHNSTON FAMILY LIMITED
                                    PARTNERSHIP


                                    By: /s/ Gerald M. Johnston
                                       -----------------------------------


                                    /s/ Gerald M. Johnston
                                    --------------------------------------
                                    GERALD M. JOHNSTON


                                    /s/ James G. Berk
                                    --------------------------------------
                                    JAMES G. BERK


                                    /s/ Marcel J. Dumeny
                                    --------------------------------------
                                    MARCEL J. DUMENY


                                    STEPHENS GROUP, INC.


                                    By: /s/ Curt Bradbury
                                       -----------------------------------


                                    STEPHENS INC.


                                    By: /s/ Curt Bradbury
                                       ------------------------------------


                                    VARIOUS STEPHENS FAMILY TRUSTS


                                    By:  /s/ Curt Bradbury
                                       -------------------------------------



                                 SCHEDULE A



       STOCKHOLDER                 ADDRESS               SHARES OF          COMPANY STOCK
                                                          COMPANY              OPTIONS
                                                        COMMON STOCK

     STEPHENS GROUP,          111 Center Street           300,000               ----
          INC.              Little Rock, AR 72201

      STEPHENS INC.           111 Center Street          1,466,264              ----
                            Little Rock, AR 72201

    VARIOUS STEPHENS
      FAMILY TRUSTS
   J.T. STEPHENS TRUST        111 Center Street            65,000               ----
           ONE              Little Rock, AR 72201

   JACKSON T. STEPHENS        111 Center Street           540,000               ----
                            Little Rock, AR 72201

   WARREN A. STEPHENS         111 Center Street            35,000               ----
           IRA              Little Rock, AR 72201

   WARREN A. STEPHENS         111 Center Street           325,000               ----
          TRUST             Little Rock, AR 72201

     HARRIET CALHOUN          111 Center Street            55,000               ----

     STEPHENS TRUST         Little Rock, AR 72201

     RALPH P. MULLER       2435 South Ocean Blvd.        1,219,950              ----
                          Highland Beach, FL 33487

     R&A PARTNERSHIP       2435 South Ocean Blvd.        1,465,174              ----
           LTD            Highland Beach, FL 33487

       GM JOHNSTON         904 Apple Blossom Lane        1,516,000              ----
     FAMILY LIMITED         Springdale, AR 72762
       PARTNERSHIP

   GERALD M. JOHNSTON      904 Apple Blossom Lane          41,391               ----
                            Springdale, AR 72762

      JAMES G. BERK       9025 Point Cypress Drive         78,565              900,000
                              Orlando, FL 32836

    MARCEL J. DUMENY        1513 Black Bear Court          79,300              475,420
                          Winter Springs, FL 32708